C-COR.net  and  Advanced  Communications  Services,  Inc.(ACSI)  Agree  To Asset
Purchase


Deal Enables C-COR.net to Increase Broadband Industry Customer Base For High-Demand Network Engineering Services

Thursday January 20 -- C-COR.net (Nasdaq: CCBL) and Advanced Communications Services Incorporated (ACSI), a Riverside, California, provider of advanced network engineering services to the broadband industry, today announced that they had entered into a definitive agreement under which a subsidiary of C-COR.net will acquire substantially all of the assets of ACSI. C-COR.net will not assume any material liabilities of ACSI. The acquisition is expected to close in the quarter ending March 2000, subject to satisfaction of certain conditions. The purchase price, which will be paid in cash, is under $5 million.

Advanced Communications Services, Inc., with offices in California and Georgia, provides engineering, design and technical services, and alternative solutions for cable HFC (Hybrid Fiber Coax) system rebuilds and upgrades, primarily to large broadband cable operators. Key services offered by ACSI include return path activation and balancing; full system sweeping forward and return; field engineering and strand mapping; and RF (Radio Frequency), fiber optic and telephony network design. C-COR.net intends to offer employment to substantially all the employees of ACSI.

Commenting on the acquisition, David A. Woodle, President and CEO of C-COR.net, stated, "ACSI brings to C-COR.net a highly regarded industry track record, a compatible customer base, and an enhanced market foothold in the West and South. Equally important, ACSI will enable us to ramp up with critical, hard-to-find engineering skills in advanced broadband network design, development and deployment at a time of increasing demand for these services. The synergies of our two companies will strengthen our strategic position as an effective and responsive supplier of broadband services nationwide in a rapidly changing and increasingly complex industry."

Ed Feghali, President of ACSI, concurred. "Both companies have the same goal of offering comprehensive service for the complete broadband network life cycle. We also have complementary technical skill sets and are experiencing increasing demands from our broadband cable operator customers to monitor and service their systems. Combined, C-COR.net and ACSI can more effectively and rapidly expand our network management services to meet this demand over a larger geographical area."

C-COR.net provides products and support to customers as they plan, design, build and maintain complex broadband communications networks. C-COR.net is a developer and global supplier of robust, high-quality RF and advanced AM (Amplitude Modulation) fiber optic distribution electronics for two-way HFC networks. C-COR.net's newest fiber optic products, the Mux Node and Mini Node, facilitate evolving fiber-rich architectures to deliver analog video, digital video, high-speed data and telephone applications.

C-COR.net also offers comprehensive customer service for the full HFC broadband network life cycle, including network engineering and design, system activation, integration of Internet applications over cable, network optimization and management, and system maintenance. C-COR.net's multi-million dollar 24 hours per day/7 days a week Network Operations Center (NOC) in Atlanta, Georgia, provides state-of-the-art, real-time network monitoring with responsive cable modem Help Desk Service. C-COR.net recently announced a strategic agreement with Fortress Technologies, Inc., a leading security network company, to provide a data security solution for Internet over cable as part of C-COR.net's suite of Broadband Management Services and as a core element of the NOC.

In addition, concurrent to this announcement of the asset purchase agreement with Advanced Communications Services, C-COR.net also announced on January 20, 2000, that it had entered into a definitive merger agreement with Worldbridge Broadband Services, Inc., a leading nationwide provider of outsourced technical and systems integration services for the broadband communications industry.



C-COR.net, founded over 45 years ago, designs and manufactures robust, high-quality network distribution products for two-way hybrid fiber/coax (HFC) networks. C-COR.net's headquarters is in State College, Pennsylvania, with production and service facilities in State College and Tipton, Pennsylvania; Tijuana, Mexico; Santa Clara, California; and Suwanee, Georgia. C-COR.net also maintains offices in Almere, The Netherlands, and Hong Kong. C-COR.net's common stock is listed in the Nasdaq National Market under the symbol CCBL. C-COR.net's website is http://www.c-cor.net.

Some of the information presented in this announcement, including, but not limited to the Company's expectations in connection with the Company's strategic plan and its asset purchase agreement with Advanced Communications Services, Inc., constitutes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include the ability to consummate the asset purchase agreement with Advanced Communications Services, Inc.; the ability to integrate Convergence.com's and Silicon Valley Communications' businesses; the timing of orders received from customers; the gain or loss of significant customers; changes in the mix of products sold; changes in the cost and availability of parts and supplies; fluctuations in warranty costs; new product development activities; the Company's ability to implement its strategies of product, service, and global market expansion; the Company's ability to successfully implement new products and services and enhance existing products and services; economic conditions affecting domestic and international markets; regulatory changes affecting the telecommunications industry, in general, and the Company's operations, in particular; competition and changes in domestic and international demand for the Company's products; continued successful implementation of Year 2000 measures; and other factors which may impact operations and manufacturing. For additional information concerning these and other important factors which may cause the Company's actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.